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                                                                  Exhibit  10(a)
                             McDONALD'S CORPORATION
                             DIRECTORS' STOCK PLAN

                                   Section 1

                                  Introduction
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     1.1  The Plan.  McDonald's Corporation (the "Company") first established the McDonald's Directors' Deferred Compensation Plan (the "Plan") for the members of its Board of Directors who are not officers or employees of the Company ("Outside Director" or "Outside Directors") on July 1, 1984. Effective January 19, 1995, in order to reflect the Plan's focus on creating an identity of interest between the Company's Outside Directors and its shareholders, the Plan was renamed the "Directors' Stock Plan." The Plan was later amended and restated effective September 19, 1996 and July 15, 1997, and is hereby amended and restated effective May 17, 2001 to provide for participation in the Plan by Senior Directors ("Senior Director" or "Senior Directors").

     1.2 Purpose. The purposes of the Plan are: to advance the Company's interests by attracting and retaining well-qualified Outside Directors and Senior Directors; to provide such individuals with incentives to put forth maximum efforts for the long term success of the Company's business; and to provide a vehicle to increase the identity of interest between Outside Directors, Senior Directors and shareholders.

                                   Section 2

                                    Benefits
                                    --------

     2.1 Elected Deferred Benefits. Each Outside Director and Senior Director may elect in accordance with Section 3.1 to defer all or any part of the fees to be received by such Outside Director or Senior Director for service on the Board of Directors of the Company (including the annual retainer and Board and committee meeting fees) ("Elected Deferred Benefits").

     2.2 Deferred Fee Account. Elected Deferred Benefits shall be credited to an account ("Deferred Fee Account") of each Outside Director and Senior Director on a quarterly basis at such a time and in such a manner as is reasonably determined by the Controller of the Company. Each Outside Director's and Senior Director's Deferred Fee Account may be further divided into amounts deferred pursuant to a particular year's deferral election. Amounts credited to the Deferred Fee Account(s) of each Outside Director and Senior Director shall be credited with income, gains and losses in the amounts and at the times such as would have occurred if amounts credited to an Outside Director's and Senior Director's Deferred Fee Account(s) were invested in shares (including fractional shares) of common stock of McDonald's Corporation ("McDonald's Stock") as of the dates such amounts (including income, gains and losses) were credited to the Outside Director's and Senior Director's Deferred Fee Account(s).

     2.3 Stock Equivalent Benefit. In addition to the benefits described in Sections 2.1 and 2.2, each Outside Director and Senior Director shall receive a stock equivalent benefit which shall be determined in the manner described in this Section 2.3 ("Stock Equivalent Benefit"). On January 19, 1995, an amount equal to $17,500 multiplied by the number of an Outside Director's full years of service (up to a maximum of ten years) shall be accrued for such Outside Director's Stock Equivalent Benefit. After January 19, 1995, for each Outside Director and Senior Director, an amount equal to $17,500 shall be accrued for such Outside Director's and Senior Director's Stock Equivalent Benefit at the end of each full year of service (up to a maximum of ten years). In no event shall an Outside Director or Senior Director receive a Stock Equivalent Benefit pursuant to this Section 2.3 which exceeds $175,000 ($17,500 multiplied by 10 years of service). In measuring full years of service, Board service shall commence as of the first Board meeting or committee meeting for which the Outside Director or Senior Director received compensation and end with the last Board meeting or committee meeting for which the Outside Director or Senior Director received compensation. Amounts accrued for an Outside Director's or Senior Director's Stock Equivalent Benefit shall be adjusted periodically (but no less than once each year), at such time or times and in such manner as is reasonably determined by the Controller of the Company and as of the date of a distribution, in order to treat each such accrual as though it had been invested in shares of McDonald's Stock by reflecting income, gains and losses in the amounts and at the times as such would have occurred if an amount equal to such accrual were invested in shares (including fractional shares) of McDonald's Stock on the date such accrual was made.
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                                   Section 3

                         Deferrals; Deferral Elections
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     3.1  Deferral Elections.  A person who becomes an Outside Director or
Senior Director in a year may elect by a written notice delivered to McDonald's Corporation within 60 days after becoming an Outside Director or Senior Director to receive Elected Deferred Benefits as provided in Section 2.1 with respect to fees earned in the portion of such year following the delivery of such notice to McDonald's Corporation. Each other Outside Director or Senior Director may elect by filing a written election with McDonald's Corporation before the beginning of a calendar year to receive Elected Deferred Benefits as provided in
Section 2.1 for such calendar year.  Any election made pursuant to this Section
3.1 shall be irrevocable.

     3.2 Payment Dates. Subject to the provisions of Sections 3.4 and 3.5, amounts deferred pursuant to elections filed after July 15, 1997 will be deferred to the "Payment Date" specified by the Outside Director or Senior Director at the time of election and payments will commence promptly following the Payment Date in accordance with Section 4.1. The Payment Date specified must be no earlier than the March 31st of the calendar year following the year in which the deferred amounts would otherwise have been paid and must be either:

          (a) March 31, June 30 or September 30 of a specified year in the future (the "Specific Year Payment Date") or

          (b) upon Retirement from the Board of Directors or end of term as a Senior Director.

"Retirement" means the later of the date upon which an Outside Director ceases to be a member of the Board of Directors or a Senior Director.

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     3.3  Retirement Prior to Payment.  If an Outside Director retires and has one or more Specific Year Payment Dates that would occur after Retirement, all amounts deferred to those Specific Year Payment Date(s) shall automatically be accelerated and payment will commence promptly after Retirement from the Board of Directors and in accordance with the provisions of Section 4.1.

     3.4 Death Prior to Payment. Notwithstanding anything herein to the contrary, in the event of the Outside Director's or Senior Director's death prior to the payment of his or her entire Deferred Fee Account(s), the Payment Date will automatically be the March 31st of the year following the death of the Outside Director or Senior Director. Payments will commence promptly following such Payment Date in accordance with the provisions of Section 4.1. If an Outside Director or Senior Director dies and has one or more Specific Year Payment Dates that would occur after death, all amounts deferred to those Specific Year Payment Date(s) shall automatically be accelerated and payment will commence promptly after the March 31st of the year following the death of the Outside Director or Senior Director and in accordance with the provisions of
Section 4.1.

     3.5 Previous Deferrals. Notwithstanding the provisions of Section 3.2, amounts deferred pursuant to elections filed prior to July 15, 1997 shall be deferred until Retirement in accordance with the terms of the Plan in effect as of the date of such deferral election.

     3.6 Stock Equivalent Benefits. Stock Equivalent Benefits shall be deferred until Retirement or end of term, even though an Outside Director or Senior Director has elected a Specific Year Payment Date for the remainder of his or her deferral. However, in the event of the Outside Director's or Senior Director's death prior to the payment of his or her Stock Equivalent Benefits, payments will commence promptly following the Payment Date (as determined in accordance with the provisions of Section 3.4) and shall be paid in accordance with the provisions of Section 4.1.

                                   Section 4

                              Payment of Benefits
                              -------------------

     4.1 Time and Method of Payment. Payments to an Outside Director or Senior Director, or the Outside Director's or Senior Director's beneficiary if the Outside Director or Senior Director is deceased, shall automatically be paid in a lump sum promptly following the Payment Date, unless the Outside Director or Senior Director or the Outside Director's or Senior Director's beneficiary files a written installment distribution election on or before December 31 of the calendar year preceding the Payment Date. An installment distribution election shall apply to all payments for that Payment Date and shall specify the period of years (up to a maximum of 15 years) over which payments are to be made. Installment payments shall be made annually in substantially equal installments over the installment period specified and shall commence promptly after the Payment Date. Each installment payment shall be computed by dividing the balance of the Deferred Fee Account(s) that is to be paid in installments by the number of payments remaining in the installment period. Once an installment election is filed for a Payment Date, it cannot be revoked.

     4.2 Form of Payment. All payments shall be made in cash. However, an Outside Director or Senior Director may elect to receive payment in the form of shares of McDonald's Stock by filing a written request with McDonald's 30 days prior to payment. Amounts deferred pursuant to elections made prior to August 15, 1996, however, will be paid in cash.

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     4.3  Beneficiaries.  An Outside Director or Senior Director shall have the right to name a beneficiary or beneficiaries who shall receive the benefits hereunder in the event of the Outside Director's or Senior Director's death prior to the payment of his or her entire Deferred Fee Account(s). If the Outside Director or Senior Director fails to designate beneficiaries or if all such beneficiaries predecease the Outside Director or Senior Director, benefits shall be paid to the Outside Director's or Senior Director's surviving spouse, and if none, then to the Outside Director's or Senior Director's estate. To be effective, any beneficiary designation shall be filed in writing with McDonald's. An Outside Director or Senior Director may revoke an existing beneficiary designation by filing another written beneficiary designation with McDonald's. The latest beneficiary designation received by McDonald's shall be controlling.

     4.4 Funding. Benefits payable under the Plan to any person shall be paid directly by the Company. The Company shall not be required to fund or otherwise segregate assets to be used for payment of benefits under the Plan. While the Company may cause investments in shares of McDonald's Stock to be made through open market purchases in amounts equal or unequal to amounts payable hereunder, the Company shall not be under any obligation to make such investments and any such investment shall remain subject to the claims of its general creditors and the amounts payable to any Outside Directors or Senior Directors under the Plan shall not be affected by any such investment. Notwithstanding the foregoing, the Company, in its discretion, may maintain one or more trusts to hold assets to be used for payment of benefits under the Plan; provided that the assets of such trust shall be subject to the creditors of the Company in the event that the Company becomes insolvent or is subject to bankruptcy or insolvency proceedings. Any payments by such a trust of benefits provided hereunder shall be considered payment by the Company and shall discharge the Company of any further liability for the payments made by such trust.

                                   Section 5

                               General Provisions
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     5.1  Plan Administration.  The Plan shall be administered by the Committee responsible for administration of the Company's Profit Sharing Program. The Committee shall have, to the extent appropriate, the same power, rights, duties and obligations with respect to the Plan as it has with respect to the Profit Sharing Program. In addition, the Committee may take such other actions as are necessary so that transactions pursuant to this Stock Plan do not result in liability under Section 16(b) of the Securities Exchange Act of 1934.

     5.2 Retention Rights. Establishment of the Plan shall not be construed to give an Outside Director or Senior Director the right to be retained on the Board of Directors or to any benefits not specifically provided by the Plan.

     5.3 Interests Not Transferable. Except as to withholding of any tax required under the laws of the United States or any state or locality and except with respect to designation of a beneficiary to receive benefits in the event of the death of an Outside Director or Senior Director, no benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal process, or encumbrance of any kind. Any attempt by an Outside Director or Senior Director to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefits whether current or thereafter payable, shall be void. No benefit shall, in any manner, be liable for or subject to the debts or liabilities of any person entitled to such benefits. If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge or otherwise encumber his or her benefits under the Plan, or if by any reason of his or her bankruptcy or other event happening at any time, such benefits would devolve upon any other person or would not be enjoyed by the person entitled thereto under the Plan, then the Company in its discretion, may terminate the interest in any such benefits of the person entitled thereto under the Plan and hold or apply them to or for the benefit of such person entitled thereto under the Plan or his or her spouse, children or other dependents, or any of them, in such manner as the Company may deem proper.

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     5.4  Amendment and Termination.  Subject to the provisions of Section 5.1, the Board intends the Plan to be permanent, but reserves the right at any time to modify, amend or terminate the Plan, provided, however, that benefits credited as provided herein shall constitute an irrevocable obligation of the Company.

     5.5 Controlling Law. The law of Illinois, except its law with respect to choice of law, shall be controlling in all manners relating to the Plan.

     5.6 Number. Words in the plural shall include the singular and the singular shall include the plural.

     5.7 Value of McDonald's Stock. The market value of McDonald's Stock for purposes hereof on any day shall be the closing price of McDonald's Stock on the New York Stock Exchange Composite Tape on such day (or, if quotations for McDonald's Stock are not reported on the New York Stock Exchange Composite Tape on that day, the closing price of McDonald's Stock on the New York Stock Exchange Composite Tape on the first day preceding such day on which such quotations are so reported).

     Executed with effect as of the 17th day of May, 2001.

                              McDONALD'S CORPORATION


                              By: /s/ Gloria Santona
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                                  Gloria Santona
                                  Senior Vice President, General
                                  Counsel and Secretary

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